UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K
__________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 7, 2008

RELIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	000-52588 (File Number)Commission	43-1823071 (I.R.S. Employer Identification No.)

10401 Clayton Road Frontenac, Missouri (Address of principal executive offices)	63131 (Zip Code)

(314) 569-7200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act.
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 7, 2008, Reliance Bancshares, Inc. (the “Company”) announced that Daniel W. Jasper has been hired to assume the role of Vice Chairman and Chief Executive Officer of Reliance Bank, FSB, a wholly owned subsidiary of the Company.

Under the Employment Agreement entered into between the Company and Mr. Jasper, Mr. Jasper will serve as Vice Chairman and Chief Executive Officer of Reliance Bank, FSB for a period of 24 months commencing October 31, 2008, with employment continuing for consecutive one year periods following October 31, 2010 unless either party terminates by written notice to the other not less than 90 days prior to October 1 of each year.  Mr. Jasper will receive: (i) a salary of not less than $195,000.00 per year, (ii) fees paid for services as a director, and (iii) any bonus awarded by the Board of Directors or a committee designated by the Board.  Mr. Jasper will also receive an aggregate minimum of 50,000 stock options over the course of the original 24-month employment period.  Under the Employment Agreement, Mr. Jasper is subject to a “Noncompetition and Confidential Information” clause during his tenure with the Company.

A copy of the press release dated October 7, 2008 announcing this officer appointment is attached as an exhibit to this filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.                            Description

99.1                      Press release issued by Reliance Bancshares, Inc. on October 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:                      October 7, 2008

RELIANCE BANCSHARES, INC. (Registrant)

By:	/s/ Dale E. Oberkfell
Name:	Dale E. Oberkfell
Title:	Chief Financial Officer